EXHIBIT 99.1

FOR IMMEDIATE RELEASE	PRESS RELEASE
	Contacts:	Don R. Madison, CFO Powell Industries, Inc. 713-947-4422 Ken Dennard / ksdennard@drg-l.com Karen Roan / kcroan@drg-l.com DRG&L / 713-529-6600

POWELL INDUSTRIES ANNOUNCES FISCAL 2012

FIRST QUARTER RESULTS

HOUSTON — FEBRUARY 7, 2012 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2012 first quarter ending December 31, 2011.

Revenues for the first quarter of fiscal 2012 were $157.5 million compared to revenues of $124.7 million for the first quarter of fiscal 2011. The Company reported a net loss for the first quarter of ($1.7) million, or ($0.15) per share, compared to net income of $2.4 million, or $0.21 per diluted share, in the first quarter of fiscal 2011. The first quarter loss was primarily attributable to project execution challenges at its Canadian operations, principally resulting from changes in scope and cost overruns on a large project that occurred in the quarter. The Company will pursue recovery of certain of these costs. However, there is no assurance these costs can be recovered, and no recovery has been recorded in the condensed consolidated financial statements as of December 31, 2011. Additionally, the first quarter loss was further impacted by the Company’s provision for income taxes on non-Canadian profits.

Thomas W. Powell, Chief Executive Officer, stated, “Our first quarter earnings reflect the difficult market environment that we have experienced over the past year, along with some remaining challenges to complete certain projects in our backlog, yet our growth in orders and backlog points to improved results in upcoming quarters. In spite of market conditions, our first quarter orders rebounded from the previous quarter to $189 million and backlog grew to $474 million. These levels are consistent with our objectives and demonstrate the value we offer our customers in terms of our capabilities, solutions and project performance.

“While we continue to see activity dominated by projects for the oil and gas market, we firmly believe that pent-up demand exists in our other primary markets. However, we believe an improvement in the overall economy is needed to cause a significant rebound in industrial activity. When that happens, we are well positioned and prepared to make the most of opportunities as they occur.”

New orders placed during the first quarter of fiscal 2012 totaled $189 million compared to $125 million in the fourth quarter of fiscal 2011 and compared to $186 million in the first quarter of fiscal 2011. The Company’s backlog as of December 31, 2011 was $474 million compared to $443 million as of September 30, 2011 and compared to $344 million at the end of last year’s first quarter.

OUTLOOK

The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Based on its backlog and current business conditions, as well as the additional costs incurred on certain large projects in the first quarter as discussed above, Powell Industries expects full year fiscal 2012 revenues to range between $625 million and $675 million and full year fiscal 2012 earnings to range between $1.00 and $1.25 per diluted share. The earnings outlook does not include an estimate of recoverable costs as there is no assurance these costs can be recovered.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, February 8, 2012 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9645 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 15, 2012. To access the replay, dial 303-590-3030 using a passcode of 4503224#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy and other dynamic processes. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,
	2011	2010
(In thousands, except per share data)	(Unaudited)
Revenues	$157,456	$124,674
Cost of goods sold	137,078	98,809

Gross profit	20,378	25,865
Selling, general and administrative expenses	19,763	20,928
Amortization of intangible assets	703	1,167

Operating income (loss)	(88)	3,770
Interest expense	76	114
Interest income	(29)	(45)

Income (loss) before income taxes	(135)	3,701
Income tax provision	1,610	1,269

Net income (loss)	$(1,745)	$2,432

Net earnings (loss) per common share:
Basic	$(0.15)	$0.21

Diluted	$(0.15)	$0.21

Weighted average shares:
Basic	11,764	11,640

Diluted	11,764	11,773

SELECTED FINANCIAL DATA:
Depreciation and amortization	$3,176	$3,555

Capital Expenditures	$9,378	$763

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011	September 30, 2011
(In thousands)	(Unaudited)
Assets:

Current assets	$336,520	$336,682
Property, plant and equipment (net)	66,508	59,637
Other assets	23,948	25,357

Total assets	$426,976	$421,676

Liabilities & equity:

Current liabilities	$145,969	$137,724
Long-term debt and capital lease obligations, net of current maturities	3,803	4,301
Deferred and other long-term liabilities	3,739	4,308
Stockholders’ equity	273,465	275,343

Total liabilities and stockholders’ equity	$426,976	$421,676

POWELL INDUSTRIES, INC. & SUBSIDIARIES

BUSINESS SEGMENTS

	Three Months Ended December 31,
	2011	2010
(In thousands)	(Unaudited)
Revenues:

Electrical Power Products	$150,664	$117,143
Process Control Systems	6,792	7,531

Total revenues	$157,456	$124,674

Income (loss) before income taxes:

Electrical Power Products	$(21)	$4,085
Process Control Systems	(114)	(384)

Total income (loss) before income taxes	$(135)	$3,701

	December 31, 2011	September 30, 2011
(In thousands)	(Unaudited)
Identifiable tangible assets:

Electrical Power Products	$273,962	$248,155
Process Control Systems	12,994	10,711
Corporate	123,748	145,683

Total identifiable tangible assets	$410,704	$404,549

Backlog:

Electrical Power Products	$424,457	$394,598
Process Control Systems	49,287	48,363

Total backlog	$473,744	$442,961

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